                                                                    EXHIBIT 4(a)

                             Certificate Number P1

                        Number of Preferred Securities

                             CUSIP NO. [         ]

                  Certificate Evidencing Preferred Securities

                                      of

                               SJG Capital Trust

                         [    ]% Preferred Securities
                (liquidation amount $25 per Preferred Security)


          SJG Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of [One Million Four Hundred Thousand] ([1,400,000]) preferred securities of the Trust representing an undivided beneficial interest in the assets of the Trust and designated the SJG Capital
Trust [      ]% Preferred Securities (liquidation amount $25 per Preferred
Security) (the "Preferred Securities"). The Preferred Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 5.04 of the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Securities are set forth in, and this certificate and the Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of March [ ], 1997, as the same may be amended from time to time (the "Trust Agreement"). The Holder is entitled to the benefits of the Guarantee Agreement entered into by South Jersey Gas Company, a New Jersey corporation, and The Bank of New York, as guarantee trustee, dated as of March [ ], 1997 (the "Guarantee") to the extent provided therein, together with the obligations of South Jersey Gas Company under the Trust Agreement, its Deferrable Interest Subordinated Debentures and the Indenture related to such Deferrable Interest Subordinated Debentures. The Trust will furnish a copy of the Trust Agreement, the Indenture and the Guarantee to the Holder without charge upon written request to the Trust at its principal place of business or registered office. By acceptance of the Preferred Securities, the Holder thereof agrees to treat and take no action (i) inconsistent with the treatment of the Preferred Securities (or beneficial interests therein) as an interest in a Grantor Trust for purposes of federal, state and local, income and franchise taxes and (ii) with respect to the Trust or any interest therein that would cause the Trust to be treated as an association or publicly traded partnership taxable as a corporation for purposes of federal income tax law.


          Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.


          IN WITNESS WHEREOF, the Administrative Trustee of the Trust has
executed this certificate this [    ] day of March, 1997.

                                             SJG CAPITAL TRUST,

                                               By
                                                 _______________________________
                                                 Name:
                                                 Title:  Administrative Trustee

[To be included in Book-Entry Preferred Securities Certificate]

          This Preferred Security is a Book-Entry Preferred Securities Certificate within the meaning of the Trust Agreement previously referred to and is registered in the name of The Depository Trust Company (the "Depository") or a nominee of the Depository. This Preferred Security is exchangeable for Preferred Securities registered in the name of a person other than the Depository or its nominee only in the limited circumstances described in the Trust Agreement and no transfer of this Preferred Security (other than a transfer of this Preferred Security as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in limited circumstances.

          Unless this Preferred Security is presented by an authorized representative of The Depository Trust Company, a New York corporation, (55 Water Street, New York) to SJG Capital Trust or its agent for registration of transfer, exchange or payment, and any Preferred Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of The Depository Trust Company, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


                                  ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned assigns and transfers to: [Insert assignee's social security or tax identification number] [Insert address and zip code of assignee] Preferred Securities represented by this Preferred Securities Certificate and irrevocably appoints agent to transfer said Preferred Securities on the books of the Trust. The agent may substitute another to act for him or her.

Date:___________________                     Signature:_________________________
                                             (Sign exactly as your name appears
                                             on the other side of this Preferred
                                             Security Certificate)